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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 31, 2000
                                                           -------------

                      College Bound Student Alliance, Inc.
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             (Exact name of registrant as specified in its charter)



          Colorado                                              84-1416023
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(State or other jurisdiction          (Commission             (IRS Employee
      of incorporation)               file Number)          Identification No.)



     333 South Allison Parkway Suite 100, Lakewood, Colorado    80226
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               (Address of principal executive offices)       (Zip Code)



       Registrant's telephone number, including area code: (303) 804-0155
                                                           --------------


              5275 DTC Parkway Suite 110, Englewood, Colorado 80111
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          (Former name or former address, if changed since last report)


                         EXHIBIT INDEX APPEARS ON PAGE 4
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Item 2. Acquisition or Disposition of Assets.

(a)  ACQUISITION INFORMATION.

     On July 31, 2000, College Bound Student Alliance, Inc. ("we", "us" or "our") acquired all of the issued and outstanding stock of College Resource Management, Inc., a Delaware corporation based in Grand Prairie, Texas ("CRM") from Scott G. Traynor, CRM's sole shareholder (Seller).

     Upon acquiring all of the outstanding and issued stock of CRM, we acquired control of the following assets: cash, accounts receivable, operations and marketing methodologies and systems; software licenses; trademarks and copyrights, leases of the real property where the business is located; office furniture and equipment; customer lists; and goodwill. We also acquired liabilities, other than notes payable, in the approximate amount of $200,000. The final determination as to the assets and liabilities of CRM is subject to an audit as described below.

     The total value of consideration that we paid in order to complete the acquisition was approximately $2.8 million in notes payable, two million (2,000,000) shares of restricted common stock and acquisition costs. Based upon CRM's unaudited financial statements that were provided to us in connection with the acquisition, we believe that for the twelve months ending July 31, 2000, CRM had approximately $6.7 million of net cash received from customers and cash (before owner payments) from operations of approximately $1 million. We expect an audit of CRM to be completed within 60 days.

     The principle used to determine the consideration paid for CRM was a multiple of the historical cash flows of CRM, and to a lesser extent the fair value of assets acquired.

     We intend to file an amendment to this Form 8-K within sixty (60) days of the date of this report in order to file the audited financial statements of CRM and related pro forma financial statements consistent with the SEC's rules and regulations.

     No cash was used in the acquisition other than the cost of professional fees and out-of-pocket expenses.

     There are no material relationships between the Seller and us or any of our officers or directors.

(b)  ASSETS AND PLANT.

     As a result of the acquisition, we acquired control of the following assets of CRM: cash, accounts receivable, operations and marketing methodologies and systems; software licenses; trademarks and copyrights; leases of the real property where the business is located; office furniture and equipment; customer lists; and goodwill.

     CRM's assists students in all high school grade levels to pursue their future educational goals. CRM extensively markets its services
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through weekend workshops held around the nation. The focus of the workshops is to provide insight into early planning for college selection, meeting college admission criteria, and the financial aid process. CRM considers itself a "co-source" to families along with the assistance of school guidance counselors.

     CRM analyzes customers in five different areas. These include academic ability, aptitude, interests, college preferences, and family income and assets. With this data, CRM creates an Action Plan. Each Action Plan is unique and specific to each student. CRM coaches are available 16 hours a day, Monday through Friday, 52 weeks a year at a toll-free number to coach students/families through all aspects of the admission and financial aid process.

     We intend to continue to conduct essentially the same business as CRM was conducting prior to the Acquisition with some minor changes in marketing techniques. In addition, we have plans to expand the operations of CRM to include introduction of our other products to CRM's client base and to merge the complementary marketing functions of both companies.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

The following documents are filed as part of this Form 8-K.

(a) Financial Statements of Business Acquired. The financial statements of College Resource Management, Inc. will be filed by amendment to this Form 8-K within the sixty (60) day period provided for in Item 7 (a)(4) of Form 8-K.

(b) Pro Forma Financial Statements. The pro forma financial statements of College Resource Management, Inc. will be filed by amendment to this Form 8-K within the sixty (60) day period provided for in Item 7 (a)(4) of Form 8-K.

(c)  EXHIBITS. See Exhibit Index on page 4.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                       College Bound Student Alliance, Inc.


Dated: August 2, 2000                  By:
                                          -------------------------------------
                                          Jerome M. Lapin
                                          Chief Executive Officer

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EXHIBIT INDEX

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Exhibit No.          Description
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
   2.1         Stock Purchase Agreement Dated July 31, 2000 (the "Agreement").
               As allowed in Item 601 of Regulation S-K, some of the schedules to the Agreement have not been filed herewith. A list of the schedules to the Agreement is contained in the table of contents of the Agreement. A list of the omitted schedules to the Agreement is set forth as Exhibit 99.1. The Registrant hereby agrees to furnish a copy to the Commission of any omitted schedule upon request.

  99.1         Omitted Schedule List

  99.2         Press Release
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